June 7, 2005

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549 USA

Dear Sirs:

RE:         TRYX VENTURES CORP.
               FILE REF. NO. 000-50919

We were previously the principal accountants for Tryx Ventures Corp. and we reported on the financial statements of Tryx Ventures Corp. as of the periods since March 31, 2000. As of June 6, 2005, we were not engaged as the principal accountants for Tryx Ventures Corp. We have read Tryx Venture Corp.’s statements under Item 4 of its Form 8-K, dated June 6, 2005, and we agree with such statements.

For the most recent fiscal period of 2004, there has been no disagreement between Tryx Ventures Corp. and Morgan & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Morgan & Company would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

“Morgan & Company”

Chartered Accountants